Exhibit 99.1

FOR IMMEDIATE RELEASE

EXULT REPORTS CHANGES IN SERVICES

PROVIDED FOR BANK OF AMERICA

IRVINE, Calif., April 12, 2004– Exult, Inc. (Nasdaq: EXLT), the innovator and leading provider of HR-led business process outsourcing for Global 500 companies and other large complex organizations, announced today changes in services provided to Bank of America, one of its clients. Bank of America, including the newly acquired FleetBoston organization, will divide its personnel and finance related business process outsourcing work between two providers. Exult, which has provided services to Bank of America since 2000, has been asked to expand its recruiting, temporary staffing, accounts payable, travel & expense, fixed assets and associated IT support services to the merged organization later this year. FleetBoston’s current benefits and payroll provider will supply these services to the entire Bank of America organization beginning in 2005. Bank of America will continue to be one of Exult’s largest clients.

Steele Alphin, Bank of America Corporate Personnel Executive, stated, “Exult has performed well under our contract and will continue to be a valued partner of Bank of America. As part of the Fleet integration, Bank of America has chosen to divide the work between two market leaders that have worked well with our combined organization.”

Exult expects to expand its retained services to the FleetBoston elements of Bank of America beginning in the third quarter 2004. Bank of America has asked Exult to continue to provide payroll services to the pre-merger portions of the organization until April 2005 and benefits services until January 2006.

Jim Madden, Exult’s founder, Chairman and CEO, said, “Bank of America is a valued client, and we are pleased to have been asked to support their integration plans by expanding many of our services across the parts of the company added through the FleetBoston merger.”

The changes related to benefits and payroll services currently provided to the Bank of America are not expected to impact cash generated by the contract until at least April 2005. The benefits and payroll services (and related HR Information Technology and call center functions) moving to the new provider will represent a reduction in billings of $90-95 million per year by January 2006. Approximately half of these billings are associated with “indirect” services that Exult provides through third party vendors, principally in the benefits area. The revenue from the requested expansion of Exult’s services is expected, subject to negotiation, to be $20 to 30 million annually beginning in Q3 2004. The resulting net impact to billings from this scope change is slightly positive in 2004, a net reduction of approximately $15 to $25 million in 2005 and a net reduction of approximately $60 to $75 million annually by 2006. The Company remains confident that it will have replaced the revenue impacted by these changes with new client revenue before the full effect of the billing changes occur in 2006.

John Adams, Exult’s Chief Financial Officer, stated, “Our operating cash flow guidance for 2004 remains unchanged as we do not expect the change in our relationship with Bank of America to impact our billings or cash expenses in 2004.

“However, the change does impact our GAAP results for this time period due to the need to amortize assets associated with Bank of America over the now reduced term of the contract. The accelerated amortization of principally an intangible asset will reduce reported revenue and increase reported costs during the remaining life of the contract.

“The Q1 2004 impact will reduce GAAP revenue and net income versus plan by $24-$28 million, the vast majority being a decrease in unbilled receivables resulting from a change in estimate. The impact in the subsequent three quarters of 2004 is an expected reduction of approximately $4 to 6 million per quarter in contract contribution versus the original contract plan. This is because the acceleration of amortization has to be taken ratably over the new life of the contract. None of the reductions in 2004 impact operating cash flow.”

The Company expects to partially mitigate the impact of the reduced contribution resulting from changes in Bank of America’s contracted scope of service through related cost reduction measures.

Madden noted, “The demand for HR BPO services is high and growing. New competitors with alternative service offerings will continue to join the market that Exult pioneered and leads. Although we naturally would like to win all of the business for which we compete, the growth in demand for HR BPO services and the emergence of providers with different service offerings is a healthy sign for our market. Exult’s Multi-Process OutsourcingSM HR operational platform, built on a flexible architecture and delivery model, is the right answer to meet the varied business needs of many large complex companies, and we look forward to continued growth.”

About Exult

Exult (EXLT) is the innovator and leading outsourcer in the HR-led BPO market. Meeting an increasingly critical need for Global 500 companies and other large complex corporations, Exult provides comprehensive Human Resources outsourcing solutions and expertise in high volume business processes, including related Finance and Accounting and Procurement offerings.

Exult offers tailored solutions to a diverse client base by leveraging its customizable and scalable Multi-Process OutsourcingSM operational platform, which includes Multi-Client, Multi-Center, Multi-Channel, Multi-Shift and Multi-Shore capabilities. Exult uses Six Sigma standards to design, measure and deliver its processes to provide a high quality service experience to clients.

Exult is the proven cost-effective BPO resource for Global 500 clients seeking increased flexibility to strategically advance their businesses. Exult’s quality delivery reduces costs, improves productivity, streamlines operations and provides responsive service to clients’ employees throughout the world. For more information, visit www.exult.com.

Forward Looking Statements

This press release includes forward looking statements, including related to the level of ongoing and expanded business from Bank of America, the timing of transition of payroll and benefits work away from Exult, the addition of new business, the GAAP consequences of the changes in Exult’s relationship with Bank of America, Exult’s future billings and cash flows, reductions in the cost of Exult’s operations, and first quarter results. These forward looking statements reflect Exult’s expectations, which are subject to various risks and uncertainties that could cause actual results to differ from expectations. Ongoing provision of certain services to Bank of America, including the Fleet elements of the organization, is subject to negotiation of definitive terms and conditions including pricing and other matters. The timing of increases and decreases in the level of various kinds of services depends upon various factors including the client’s needs, Exult’s interests, and the activities of the alternative provider. New business is uncertain and the marketplace is competitive. The accounting consequences of these changes are subject to final agreement with Bank of America on various matters as referenced above as well as Exult’s cost-reduction efforts. Future billings and cash flows are a function of the future relationship with the bank as it is ultimately finalized. Cost reductions require changes in Exult’s operations that may be difficult to achieve. First quarter results depend upon many factors and are still under review. More information about Exult’s risks is available in Exult’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Exult Contacts

Investor Relations

John A. Adams

Chief Financial Officer

949/856-8841

investor.relations@exult.net

Peter B. Hargittay

Hargittay Group, Inc.

Managing Director, Investor Relations

714/508-6684

peter@hargittaygroup.com

Media Contact

Alexandra Gallo

Director, Global Communications

949/856-8638

alexandra.gallo@exult.net

Agency Contact

Len Abbazia

732/863-1900, x.101

Len.Abbazia@springboardpr.com